EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated July 8, 2005, except as to Notes 3, 12 and 16 (not presented herein) for which the date is March 10, 2006 and Note 15 for which the date is June 5, 2006, relating to the financial statements of MedicalCV, Inc. as of April 30, 2005 and for the year then ended, which appears in such Registration Statement.  We also consent to the references to us under the heading “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
November 16, 2006